Exhibit 99.1

[TRIMERIS LOGO APPEARS HERE]	[ROCHE LOGO APPEARS HERE]

Contacts:

Maureen Byrne

Roche

Office: 973-562-2203

In Bangkok: 973-980-8140

Maureen.Byrne@roche.com

Bethany Greer

Trimeris, Inc.

(919) 419-6050

bgreer@trimeris.com

Mike Nelson

Manning Selvage & Lee

Office: 212-468-3674

In Bangkok: 917-568-4450

Mike.Nelson@mslpr.com

New Data Finds Fuzeon-Based Therapy Provides Significant Long-Term Benefit

— AIDS Survivor Demonstrates Benefits of HIV Fusion Inhibitor —

BANGKOK, THAILAND (July 12, 2004) – Fuzeon® (enfuvirtide), the first and only fusion inhibitor for the treatment of HIV, durably suppresses HIV and provides continuous increases in immune (CD4) cells over a period of 96 weeks, according to new data presented today at the XV International AIDS Conference (IAC). In another key study finding, more than half of treatment-experienced patients (56 percent) who began using Fuzeon at the outset of the study were successful in completing 96 weeks of treatment. Additionally, investigators reported no late-emerging safety issues associated with the long-term use of Fuzeon.

“The new data show that the significant virological and immunological benefits of Fuzeon seen in earlier analyses are extended to 96 weeks, an especially notable achievement given the extensive prior drug exposure of patients enrolled in the TORO studies,” said Corklin Steinhart M.D., Senior Attending Physician, Mercy Hospital, Miami, FL. “It is particularly exciting that more than half of patients who began treatment with Fuzeon continued on the drug for 96 weeks. This news, coupled with the positive 96-week safety analysis, should be encouraging to patients who are considering Fuzeon as a long-term treatment option.”

The high prevalence of HIV drug resistance among patients in the U.S. highlights the need for newer HIV drugs, like Fuzeon, that are active against drug-resistant virus. Data recently presented at the XII International Drug Resistance Workshop, from a large cohort of HIV-infected individuals prescribed antiretroviral therapy from 2001-2003, showed that four out of five of those tested had resistance to at least one anti-HIV drug.1 Thirty-nine percent were found to have resistance to a drug in two classes, and 18 percent had resistance to a drug in three classes. These data are consistent with previous findings from a different study recently published in AIDS by Dr. Douglas Richman, which showed that 76 percent of US patients with measurable viral load in 1996-1998 carried a strain of the virus that is resistant to at least one drug.2

Fuzeon Patient Treated for Three Years Helps Demonstrate Long-Term Efficacy

Richard Apodaca – a 62 year-old AIDS survivor who had exhausted most of his treatment options and was beginning to lose hope before enrolling in a clinical trial for Fuzeon more than three years ago – provides evidence that patients can continue to experience significant long-term benefits from Fuzeon. Richard’s immune cells had dropped into the single digits and his viral load soared into the millions. A participant in an earlier trial for Fuzeon, Richard began to see these numbers improve shortly after initiating combination therapy with Fuzeon.

“Four years ago, HIV had decimated my immune system. After beginning treatment with Fuzeon and other anti-HIV drugs, my viral load became undetectable, and my CD4 count increased dramatically. Currently my viral load is undetectable and I have a CD4 count of over 350,” said Richard.

Today Richard is leading a full and healthy life. He is an HIV/AIDS advocate who is involved with the Names Project and collects HIV medications for patients in developing countries. He has also adopted two African children suffering from AIDS. Richard is an avid runner who has participated in 13 marathons throughout the world, including those in New York City, Prague, and Hawaii, all while continuing to adhere to his Fuzeon-based regimen.

Delayed Initiation of Fuzeon May Compromise Response

The data presented at IAC were from a 96-week analysis of the TORO studies, two randomized, open-label trials that together enrolled approximately 1,000 HIV infected patients who had previously been treated with an average of 12 antiretrovirals. Patients were randomized to receive a regimen of anti-HIV drugs with or without Fuzeon. Patients randomized not to receive Fuzeon were allowed to add Fuzeon to their regimens after week eight if they met virological failure criteria or at the 48 week timepoint.

Patients who were randomized to receive a Fuzeon-based regimen had significantly lower levels of the virus and higher CD4 counts at 96 weeks compared with those randomized to a regimen without Fuzeon. Patients originally in the non-Fuzeon control arm who were later switched to Fuzeon (after virological failure) showed a mean reduction in viral load at week 96 of 1.1 log10 copies/mL, compared to a 2.1 log10 copies/mL mean reduction for patients randomized to the Fuzeon arm – thereby highlighting the potential consequences of delaying the initiation of treatment with Fuzeon.

Patients in the Fuzeon arm saw continuous improvements in CD4 cells over the study period,

with the mean CD4 increase from baseline of 166 cells/mm3 at week 96. In contrast, patients who used Fuzeon after switching from a non-Fuzeon regimen, experienced a mean increase of 116 cells/mm3 from baseline at week 96.

96-Week Safety

No new safety issues were identified in the 96-week analysis, and there was no evidence of long-term or cumulative toxicities. Rather, patients in the Fuzeon arm experienced less diarrhea, nausea and fatigue, side effects often associated with antiretroviral therapy. Injection site reactions, which were found to not increase in severity over 96 weeks, are the most common adverse event associated with use of Fuzeon.

Adherence to Fuzeon-Based Regimens at 48 Weeks

In a separate poster presentation at IAC, adherence to Fuzeon-based regimens was found to be high, and similar to adherence rates among patients taking a regimen of oral drugs only. Furthermore, adherence to Fuzeon-based regimens was not influenced by baseline disease status, treatment history or prior intravenous drug use.

For more information on Fuzeon, patients and physicians can visit www.Fuzeon.com or call 1-877-4FUZEON.

Facts About FUZEON

Fuzeon was granted accelerated approval on the basis of 24-week data by the U.S. Food and Drug Administration in March 2003, and is also approved in the European Union, Switzerland and Canada. Fuzeon leads the first class of anti-HIV drugs with a unique mechanism of action to be introduced in seven years. Unlike other HIV drugs that work after HIV has entered the human immune cell, Fuzeon works outside the CD4 cell, blocking HIV from entering the cell. For this reason, Fuzeon is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to Fuzeon.

Fuzeon (enfuvirtide) in combination with other antiretroviral agents is indicated for the treatment of HIV-1 infection in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy. This indication is based on analyses of plasma HIV-1 RNA levels and CD4 cell counts in controlled studies of Fuzeon of 24 weeks’ duration. Subjects enrolled were treatment-experienced adults; many had advanced disease. There are no studies of Fuzeon in antiretroviral-naive patients. There are no results from controlled trials evaluating the effect of Fuzeon on clinical progression of HIV-1.

Injection Site Reactions (ISRs): ISRs are the most common adverse events associated with Fuzeon. In two controlled Phase III studies at 24 weeks, TORO 1 and TORO 2, 98 percent of patients had at least one local injection site reaction. Signs/symptoms may include pain and discomfort, induration, erythema, nodules and cysts, pruritus, and ecchymosis. Nine percent of patients had local reactions that required analgesics or limited usual activities.

Pneumonia: An increased rate of bacterial pneumonia was observed in subjects treated with Fuzeon in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to Fuzeon use. Patients with HIV infection should be carefully monitored for signs and symptoms of pneumonia. Risk factors for pneumonia included low initial CD4 cell count, high initial viral load, intravenous drug use, smoking and a prior history of lung disease.

Hypersensitivity Reactions: Hypersensitivity reactions have been associated with Fuzeon therapy and may recur on rechallenge. Hypersensitivity reactions have included individually and in combination: rash, fever, nausea and vomiting, chills, rigors, hypotension and elevated serum liver transaminases. Other adverse events that may be immune mediated and have been reported in subjects receiving Fuzeon include primary immune complex reaction, respiratory distress, glomerulonephritis and Guillain-Barre syndrome.

Other Adverse Events: The events most frequently reported in patients receiving Fuzeon plus an optimized background regimen were diarrhea (26.8%), nausea (20.1%) and fatigue (16.1%). These events were seen at a lower incidence than in patients receiving an optimized background regimen without Fuzeon: diarrhea (33.5%), nausea (23.7%) and fatigue (17.4%). This list of side effects is not complete because Fuzeon is still being studied.

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

Roche and Trimeris are working together to discover, develop and commercialize the next generation of HIV fusion inhibitors.

About Roche

Hoffmann-La Roche Inc. (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals and diagnostics. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C.

For more information on the Roche pharmaceuticals business in the United States, visit the company’s Web site at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. Fuzeon, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing Fuzeon and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “anticipate”, “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and, our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.

[1]	Smith, A.J., et. al. “Prevalence of Mutations Associated with Antiretroviral Drug Resistance in a Cohort of Treated Individuals in Four Cities.” Antiviral Therapy 2004; 9S112.
[2]	Richman,D. et. al. “The Prevalence of Antiretroviral Drug Resistance in the United States.” AIDS Vol. 18, July 2004: 1393-1401.

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